EXHIBIT 9(ll)


                   CO-ADMINISTRATION AGREEMENT
                       TERMS AND CONDITIONS


          This Agreement is made as of March 31, 1995 by and between the RBB Fund, Inc. (the "Company"), a Maryland corporation, and PFPC Inc. ("PFPC"), a Delaware corporation, which is an indirect, wholly-owned subsidiary of PNC Bank, National Association with respect to the Warburg Pincus Tax Free Fund (the "Fund"), a portfolio of the Company.

          The Company is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), as amended. The Company wishes to retain PFPC to provide certain administration and accounting services for the Fund, and PFPC wishes to furnish such services. Such services are in addition to those provided to the Company by Counsellors Funds Service, Inc. pursuant to the Co-Administration Agreement dated March 31, 1995.

          In consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.   Definitions.
     -----------

     a.   "Authorized Person."  The term "Authorized Person"
          --------------------
          shall mean any officer of the Company and any other person, who is duly authorized by the Company's Governing Board, to give Oral and Written Instructions on behalf of the Company. Such persons are listed' in the Certificate attached hereto as the Authorized Persons Appendix to each Services Attachment to this Agreement. If PFPC provides more than one service hereunder, the Company's designation of Authorized Persons may vary by service.

     b.   "CFTC."  The term "CFTC" shall mean the Commodities
          -------
          Futures Trading Commission.

     c.   "Governing Board."  The Term "Governing Board" shall
          ------------------
          mean the Company's Board of Directors, or, where duly authorized, a competent committee thereof.

     d.   "Oral Instructions."  The term "Oral Instructions"
          --------------------
          shall mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

     e.   "PNC."  The term "PNC" shall mean PNC Bank, National
          ------
          Association or a subsidiary or affiliate of PNC Bank, National Association.

     f.   "Property."  The term "Property" shall mean:
          -----------

          i. any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PNC or which PNC may from time to time hold for the Fund;

          ii. all income in respect of any of such securities or other investment items;

          iii. all proceeds of the sale of any of such securities or investment items;and

          iv. all proceeds of the sale of securities issued by the Fund, which are received by PNC from time to time, from or on behalf of the Fund.

     g.   "SEC."  The term "SEC" shall mean the Securities and
          ------
          Exchange Commission.

     h.   "Securities and Commodities Laws."  The terms the "1933
          ----------------------------------
          Act" shall mean the Securities Act of 1933, as amended the "1934 Act" shall mean the Securities Exchange Act of 1934, as amended the "1940 Act" shall mean the Investment Company Act 1940, as amended, and the "CEA" shall mean the Commodities Exchange Act, as amended.

     i.   "Services."  The term "Services" shall mean the service
          -----------
          provided to the Fund by PFPC.

     j.   "Shares."  The terms "Shares" shall mean the shares of
          ---------
          stock of any class of the Fund.

     k.   "Written Instructions."  The term "Written
          -----------------------
          Instructions" shall mean written instructions signed by one Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.   Appointment.
     ------------

          The Company hereby appoints PFPC to provide administration and accounting services for the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.   Delivery of Documents.
     ----------------------

          The Company has provided or, where applicable, will provide PFPC with the following:

     a. certified or authenticated copies of the resolutions of the Company's Governing Board, approving the appointment of PFPC or its affiliates to provide services;

     b. a copy of the Fund's most recent effective registration statement;

     c.   a copy of the Fund's advisory agreement;

     d.   a copy of the Fund's distribution agreement;

     e. a copy of the Fund's co-administration agreement with Counsellors Funds Service, Inc.;

     f. copies of any shareholder servicing agreements made in respect of the Fund; and

     g. certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.   Compliance with Government Rules and Regulations.
     -------------------------------------------------

          PFPC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.   Instructions.
     -------------

          Unless otherwise provided in this Agreement, PFPC shall act only upon Oral and Written Instructions.

          PFPC shall be entitled to rely upon any Oral and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Company's Governing Board or of the Fund's shareholders.

          The Company agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Company further agrees that PFPC shall incur no liability to the Fund in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

6.   Right to Receive Advice.
     ------------------------

     a.   Advice of the Company.  If PFPC is in doubt as to any
          ----------------------
          action it should or should not take, PFPC may request directions or advice, including Oral or Written
          Instructions, from the Company.

     b.   Advice of Counsel.  If PFPC shall be in doubt as to any
          ------------------
          questions of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company, the Fund's advisor or PFPC, at the option of PFPC).

     c.   Conflicting Advice.  In the event of a conflict between
          -------------------
          directions, advice or Oral or Written Instructions PNC receives from the Company, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel.

     d.   Protection of PFPC.  PFPC shall be protected in any
          -------------------
          action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from the Company or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral or Written Instructions.

     e.   Limitation.  Nothing in this paragraph shall be
          -----------
          construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7.   Records.
     --------

          The books and records pertaining to the Fund, which are in the possession of PFPC, shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company, or the Company's Authorized Persons, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC to the Company or to an Authorized Person of the Company, at the Company's expense.

          PFPC shall keep the following records:

     a. all books and records with respect to the Fund's books of account;

     b.   records of the Fund's securities transactions;

     c. all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act and as specifically set forth in Appendix A hereto.

8.   Confidentiality.
     ----------------

          PFPC agrees to keep confidential all records of the Fund and information relative to the Fund and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by the Company. The Company agrees that such consent shall not be unreasonably withheld. The Company further agrees that, should PFPC be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), PFPC shall not be required to seek the Company's consent prior to disclosing such information.

9.   Liaison with Accountants.
     -------------------------

          PFPC shall act as liaison with the Company's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Company from time to time.

10.  Disaster Recovery.
     ------------------

          PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

11.  Compensation.
     -------------

          As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Company and PFPC.

12.  Indemnification.
     ----------------

          The Company agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, and amendments thereto, and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which PFPC takes or does not take
(i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral or Written Instructions. Neither PFPC, nor any of its nominees, shall be indemnified against any liability to the Company or to its shareholders (or any expenses incident to such liability) arising out of PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

13.  Responsibility of PFPC.
     -----------------------

          PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC, in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement. Notwithstanding the foregoing, PFPC shall not be responsible for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and provided further that PFPC shall only be responsible for that portion of losses or damages suffered by the Fund that are attributable to the negligence of PFPC.

          Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC, in connection with its duties under this Agreement, shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC's performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC.

14.  Description of Accounting Services.
     -----------------------------------

          PFPC will perform the following accounting functions, if required:

     a. Journalize the Fund's investment, capital share and income and expense activities;

     b. Verify investment buy/sell trade tickets when received from the Fund's investment advisor and transmit trades to the Fund's custodian for proper settlement;

     c.   Maintain individual ledgers for investment securities;

     d.   Maintain historical tax lots for each security;

     e. Reconcile cash and investment balances of the Fund with the custodian, and provide the Fund's investment advisor with the beginning cash balance available for investment purposes;

     f. Update the cash availability throughout the day as required by the Fund's advisor;

     g. Post to and prepare the Fund's Statement of Assets and Liabilities and the Statement of Operations;

     h.   Calculate various contractual expenses (e.g., advisory
                                                  ----
          and custody fees);

     i. Monitor the expense accruals and notify Fund management of any proposed adjustments;

     j. Control all disbursements from the Fund and authorize such disbursements upon Written Instructions;

     k.   Calculate capital gains and losses;

     l.   Determine the Fund's net income;

     m. Obtain security market quotes from independent pricing services approved by the Advisor, or if such quotes are unavailable, then obtain such prices from the Advisor, and in either case calculate the market value of the Fund's investments;

     n. Transmit or mail a copy of the daily portfolio valuation to the Advisor;

     o.   Compute the net asset value of the Fund;

     p. As appropriate, compute the Fund's yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

     q. Prepare a monthly financial statement, which will include the following items:

               Schedule of Investments
               Statement of Assets and Liabilities
               Statement of Operations
               Statement of Changes in Net Assets
               Cash Statement
               Schedule of Capital Gains and Losses.

15.  Description of Administration Services.
     ---------------------------------------

               PFPC will perform the following administrative functions, if required:

     a. Prepare quarterly broker security transactions summaries;

     b.   Prepare monthly security transaction listings;

     c. Prepare for execution and file the Fund's Federal and state tax returns;

     d.   Assist in the preparation of the Fund's Semi-Annual
          Reports with the SEC on Form N-SAR;

     e. Assist in the preparation of the Fund's annual and semi-annual shareholder reports;

     f. Assist with the preparation of registration statements and other filings relating to the registration of Shares; and

     g. Monitor the Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue
          Code of 1986, as amended.

16.  Duration and Termination.
     -------------------------

          This Agreement shall continue until terminated by the Company or by PFPC on sixty (60) days prior written notice to the other party.

17.  Notices.
     --------

          All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC at PFPC's address, 103 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Company, at the address of the Company, 103 Bellevue Parkway, Wilmington, Delaware 19809; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication.

18.  Amendments.
     -----------

          This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.  Delegation.
     -----------

          PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PNC Bank or PNC Bank Corp., provided that (i) PFPC gives the Company thirty (30) days prior written notice; (ii) the delegate agrees with PFPC to comply with all relevant provisions of the 1940 Act; and (iii) PFPC and such delegate promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

20.  Counterparts.
     -------------

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  Further Actions.
     ----------------

          Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.  Limitation of Liability.
     ------------------------

          The Company and PFPC agree that the obligations of the Company under this Agreement will not be binding upon any of the Directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Fund, as Provided in the Company's Charter. The execution and delivery of this Agreement have been authorized by the Directors of the Company, and signed by an authorized officer of the Company, acting as such, and neither the authorization by the Directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund as provided in the Charter.

23.  Miscellaneous.
     --------------

          This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions.

          The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed by their officers designated below on the day and year first above written.


                                   PFPC INC.


                                   By:/s/ Charles D. Curtis
                                      ---------------------


                                   THE RBB FUND, INC.


                                   By: /s/ Edward J. Roach
                                       -------------------

                            APPENDIX A


        [list Books and Records to be Maintained by PFPC]
         -----------------------------------------------

The RBB Fund, Inc.
103 Bellevue Parkway
Wilmington, Delaware 19089

          Re:  Co-Administration Service Fees
               ------------------------------

Gentlemen:

          This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of the Co-Administration Agreement dated March 31, 1995 between you (the "Company") and PFPC. Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to you, you will pay PFPC an annual co-administration fee, to be calculated daily and paid monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Fund, including, but not limited: postage and handling, telephone, telex, Federal Express and outside pricing service charges.

          The annual co-administration fee shall be .15% of the Fund's average daily net assets, with a minimum annual fee of $75,000.

          In each month the Fund shall pay to PFPC the greater of the asset based fee as calculated above or the minimum fee. The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

          If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                   Very truly yours,

                                   PFPC INC.



                                   By: /s/ Stephen M. Wynn
                                      --------------------


Accepted:  THE RBB FUND, INC.

By:/s/ Edward J. Roach
   -------------------